Exhibit 99.8

INTERIM INVESTORS AGREEMENT

This Interim Investors Agreement (the “Agreement”) is made as of June 21, 2021, by and among:

(1).	Mr. Rick Yan (together with his affiliated investment entities, the “Founder”);

(2).	RY Holdings Inc., a company incorporated under the Laws of the British Virgin Islands (“Founder Holdco”);

(3).	RY Elevate Inc., a company incorporated under the Laws of the British Virgin Islands (“New Founder Holdco” and, together with the Founder and Founder Holdco, the “Founder Group”);

(4).	Recruit Holdings Co., Ltd., a company incorporated under the Laws of Japan (“Recruit”);

(5).	Oriental Poppy Limited, a company incorporated under the Laws of the British Virgin Islands (together with its affiliated investment entities, “DCP”);

(6).	Ocean Ascend Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (together with its affiliated investment entities, “Ocean Link”);

(7).	51 Elevate Limited, a company incorporated under the Laws of the British Virgin Islands (“Management SPV”); and

(8).	Garnet Faith Limited, an exempted company incorporated with limited liability under the Laws of the Cayman Islands (“Merger Sub”).

RECITALS

WHEREAS, the Founder, DCP Services Limited (an affiliate of DCP), and Ocean Link Partners Limited (an affiliate of Ocean Link) entered into that certain consortium letter dated May 4, 2021 (the “Consortium Letter”), pursuant to which the parties thereto proposed to undertake an acquisition transaction with respect to 51job, Inc., an exempted company incorporated with limited liability under the Laws of the Cayman Islands (the “Company”), and the parties thereto have agreed to terminate the Consortium Letter as of the date hereof;

WHEREAS, on the date hereof, the Company and Merger Sub executed an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as the surviving company (as defined in the CICA) (the “Surviving Company”);

WHEREAS, on the date hereof, DCP Capital Partners II, L.P., Ocean Link Partners II, L.P., Founder Holdco and New Founder Holdco, and Management SPV (each, together with its direct or indirect subsidiary (if any) which is a party hereto, an “EC Investor”) each executed a letter agreement in favor of Merger Sub (each, an “Equity Commitment Letter” and collectively, the “Equity Commitment Letters”), pursuant to which each such EC Investor agreed, subject to the terms and conditions set forth therein, to make (or cause to be made) an equity investment, in the form of cash in the US$ amount set out in the column titled “Initial Equity Commitment” set forth opposite such EC Investor’s name on Exhibit A hereto (each, an “Initial Equity Commitment”, as may be adjusted from time to time in accordance with this Agreement, an “Equity Commitment” and collectively, the “Equity Commitments”), directly or indirectly in Merger Sub at or prior to the Effective Time in connection with the Merger;

WHEREAS, on the date hereof, (i) Recruit and Merger Sub executed a support agreement (the “Recruit Support Agreement”), and (ii) the Founder Group, Management SPV and certain other shareholders of the Company named therein (the “Management Continuing Shareholders” and, together with Recruit, the “Continuing Shareholders”) executed a support agreement (together with the Recruit Support Agreement, the “Support Agreements”), pursuant to which, among other things, each Continuing Shareholder agreed, upon the terms and subject to the conditions of its Support Agreement, to receive no cash consideration for its Continuing Shares, which shall not be cancelled in the Merger and shall remain outstanding and continue to exist without interruption following the Merger, and (a) with respect to the Continuing Shares held by the Founder Group and Kathleen Chien, will be repurchased by the Surviving Company in consideration for the issuance to New Founder Holdco and Kathleen Chien of Surviving Company Class B Shares (as defined below) immediately following the Effective Time, (b) with respect to the Continuing Shares held by LLW Holding Ltd., will be repurchased by the Surviving Company in consideration for the issuance to LLW Holding Ltd. of Surviving Company Class A Shares (as defined below) immediately following the Effective Time, and (c) with respect to the Continuing Shares held by Recruit, will be repurchased by the Company in consideration for the issuance to Recruit of Surviving Company Class A Shares immediately following the Effective Time, in each case in accordance with the Merger Agreement, this Agreement and the relevant Support Agreement;

WHEREAS, on the date hereof, Founder Holdco and New Founder Holdco, Recruit, DCP Capital Partners II, L.P. and Ocean Link Partners II, L.P. (each, a “Guarantor” (with respect to Founder Holdco and New Founder Holdco, both entities shall be deemed as one Guarantor), and collectively, the “Guarantors”) each executed a limited guarantee in favor of the Company (each, a “Guarantee”), pursuant to which each such Guarantor agreed, subject to the terms and conditions set forth therein, to guarantee certain payment obligations of Merger Sub arising under the Merger Agreement;

WHEREAS, on the date hereof, China Merchants Bank Co., Ltd. Shanghai Branch and Shanghai Pudong Development Bank Co., Ltd. Shanghai Branch(collectively, the “Underwriters”) and Merger Sub executed a commitment letter (the “Debt Commitment Letter”), pursuant to which, subject to the terms and conditions set forth therein, the Underwriters committed to arrange and underwrite term loan facilities to be made available on the terms of the term sheet in the form attached thereto and related documentation contemplated by such term sheet under which loans will be drawn down by Merger Sub immediately prior to the Closing in connection with the Transactions; and

WHEREAS, the Investors and Merger Sub wish to agree to certain terms and conditions that will govern the actions of Merger Sub and the relationship among the Investors with respect to the Merger Agreement, the Equity Commitment Letters, the Support Agreements and the Guarantees, and the transactions contemplated thereby.

NOW, THEREFORE, in consideration of the premises and of the mutual covenants and obligations hereinafter set forth, the parties hereto hereby agree as follows:

1.	DEFINITIONS

Section 1.1     Definitions. Certain terms are used in this Agreement as specifically defined herein. Capitalized terms used herein but not defined shall have the meanings given to them in the Merger Agreement.

1.1.1            “Action” means any litigation, hearing, suit, claim, action, proceeding or investigation.

1.1.2            “Affiliate” shall have the meaning ascribed to such term in Rule 12b-2 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), including, for the avoidance of doubt, with respect to an Investor, any affiliated investment funds of such Investor or any investment vehicles of such Investor or such funds; provided, however, that with respect only to Investors that are private equity, sovereign or other funds in the business of making investments in portfolio companies managed independently, including without limitation DCP and Ocean Link, no portfolio company of any such Investor or its Affiliates (including any portfolio company of any affiliated investment fund or investment vehicle of such Investor or such funds) shall be deemed to be an Affiliate of such Investor; provided, further, that the Founder Group and any subsidiaries of the Founder Group (on the one hand) and the Company and any subsidiaries of the Company (on the other hand) shall not be deemed to be Affiliates of each other.

1.1.3           “Commitment”, with respect to any person, means the Equity Commitment and/or the Share Commitment, as applicable, of such person (or such person’s Affiliate).

1.1.4            “Confidential Information” means all written, oral or other information obtained in confidence by one Investor from any other Investor in connection with this Agreement or the Transactions, unless such information (a) is already or becomes known to the receiving Investor prior to the disclosure thereof by the disclosing Investor, (b) is provided to the receiving Investor by a third party which is not known by such receiving Investor to be bound by a duty of confidentiality to the disclosing Investor, (c) is or becomes publicly available other than through a breach of this Agreement by such receiving Investor, or (d) is developed independently by or for the receiving Investor without using any Confidential Information.

1.1.5           “Consortium Advisors” means any legal, financial or other advisors or consultants engaged by the Investors and consented to by the Requisite Investors, including without limitation, those listed on Exhibit B hereto.

1.1.6            “Investors” means the Founder Group, Recruit, DCP, Ocean Link and Management SPV, and each of the foregoing, an “Investor”.

1.1.7           “Investor Advisors” means any legal, financial or other advisors or consultants other than the Consortium Advisors retained by an Investor to provide separate representation in connection with specific issues arising out of the Transactions.

1.1.8            “Prospective Limited Partner” means, with respect only to any Investor that is a private equity, sovereign or other fund in the business of making investments in portfolio companies managed independently, including without limitation DCP and Ocean Link, any potential investor who is being approached by such Investor to become a limited partner of such Investor.

1.1.9            “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

1.1.10          “Requisite Investors” means the Founder, Recruit, DCP and Ocean Link, acting unanimously, as determined without taking into account any Failing Investor (as defined below) whose consent rights have not been restored pursuant to Section 2.7.

1.1.11          “Representative” of a person means that person’s officers, directors, employees, accountants, counsel, financial advisors, consultants, other advisors, general partners, limited partners and sources or prospective sources of equity or debt financing.

1.1.12        “Share Commitment”, with respect to each Continuing Shareholder, means the agreement of such Continuing Shareholder as set forth in the Support Agreement to which he, she or it is party that such Continuing Shareholder’s Continuing Shares shall constitute and be treated as “Continuing Shares” for purposes of the Merger Agreement, and the monetary value of a Continuing Shareholder’s Share Commitment shall be calculated based on the Per Share Merger Consideration for each of his, her or its Continuing Shares (minus, in the case of Recruit, the Sale Shares (as defined in the Recruit Support Agreement) for purposes of Section 2.9.2 and the last sentence of Section 3.4).

1.1.13          “Surviving Company Shares” means Surviving Company Class A Shares or Surviving Company Class B Shares, as applicable.

1.1.14          “Transactions” means, collectively, the transactions contemplated by the Merger Agreement, including the Merger.

2.	AGREEMENTS AMONG THE INVESTORS

Section 2.1     Actions Under the Merger Agreement. The Requisite Investors may cause Merger Sub to take any action or refrain from taking any action in order to comply with its obligations, satisfy its closing conditions or exercise its rights under the Merger Agreement or any other action with respect to the Merger Agreement, including, without limitation, determining that the conditions to closing specified in Sections 7.01 and 7.02 of the Merger Agreement (the “Closing Conditions”) have been satisfied, waiving compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, amending or modifying the Merger Agreement and determining to close the Merger; provided, however, that the Requisite Investors may not cause Merger Sub to amend the Merger Agreement in a way that by its terms has an impact, economic or otherwise, on any Investor that is disproportionate to the impact, economic or otherwise, on the other Investors in a manner that is materially adverse to such Investor without such Investor’s written consent. Merger Sub shall not, and the Requisite Investors shall not permit Merger Sub to, determine that the Closing Conditions have been satisfied, waive compliance with any agreement or condition in the Merger Agreement, including any Closing Condition, amend or modify the Merger Agreement or determine to close the Merger unless such action has been approved in advance in writing by the Requisite Investors. Merger Sub agrees not to take any action with respect to the Merger Agreement, including granting or withholding any waiver or entering into any amendment, unless such action is taken in accordance with this Agreement.

Section 2.2     Participation in the Transaction. Notwithstanding anything to the contrary in this Agreement, Merger Sub shall not, and the Requisite Investors shall not permit Merger Sub to, (a) modify or amend the Merger Agreement so as to increase or modify, in a manner materially adverse to Merger Sub or the Investors, the form or amount of the Merger Consideration (including by waiver of a material breach of the Company’s representation and warranty regarding its capitalization) or increase in any way the obligations under the Equity Commitment Letters, (b) modify or waive, in a manner materially adverse to Merger Sub or the Investors, any provisions of the Merger Agreement relating to the Merger Sub Termination Fee or the aggregate cap on monetary damages recoverable by the Company, or (c) materially modify the structure of the Transactions, in each case, without the consent of each Requisite Investor. For the avoidance of doubt, in no event shall any EC Investor’s maximum amount of Equity Commitment or any Guarantor’s Cap (as defined in such Guarantor’s Guarantee) be increased without the prior written consent of such EC Investor or Guarantor (as applicable) or an Affiliate thereof which is a party to this Agreement.

Section	2.3 Equity Financing.

2.3.1            Merger Sub shall, at the direction of the Requisite Investors, enforce the provisions of the Equity Commitment Letters in accordance with the terms of the Merger Agreement and the Equity Commitment Letters. Each EC Investor shall be entitled to receive by itself, or to designate one or more wholly-owned subsidiaries to receive (and with respect to Founder Holdco and New Founder Holdco, New Founder Holdco shall receive), for its Initial Equity Commitment such number of common shares in Merger Sub of a nominal or par value of US$0.0001 per share (“Common Shares”) set forth opposite its name on Exhibit A hereto (with respect to each EC Investor and as adjusted in accordance with this Agreement, its “Equity Shares”), and having the terms set forth herein. If any Equity Commitment of any EC Investor is adjusted in accordance with Section 2.3.2 (except any adjustment in accordance with Section 2.3.2(i)), the number of Equity Shares issuable to the EC Investors in connection with the Closing shall be correspondingly adjusted based on such adjustment in Equity Commitment. If the participation of any EC Investor in the Transactions has been terminated in accordance with Section 2.7, the number of Equity Shares issuable to such EC Investor in connection with the Closing shall be correspondingly eliminated. Each EC Investor acknowledges and irrevocably agrees that such EC Investor’s Equity Shares shall be converted into and become the same number and class of shares in the Surviving Company at the Effective Time by virtue of the Merger (with respect to such EC Investor, its “Continuing Shares”). Each Investor shall (if it is an EC Investor) and shall cause each of its Affiliates that is an EC Investor (if any) to comply with such EC Investor’s obligation under its applicable Equity Commitment Letter; provided, that no EC Investor shall have an independent right to enforce an Equity Commitment Letter against another EC Investor, other than as provided in the first sentence of this paragraph. Notwithstanding anything in any Equity Commitment Letter to the contrary, prior to the Effective Time, none of the EC Investors shall be entitled to assign, sell-down or syndicate any part of its Equity Commitment to any third party without the prior consent of the Requisite Investors which prior consent shall not relieve the EC Investor of any of its obligations or rights under the applicable Equity Commitment Letter; provided, however, that (a) each of DCP and OL may syndicate all or any part of its Equity Commitment to any of its Affiliates, limited partners (including any Prospective Limited Partner) of it or its Affiliates or one or more affiliated investment funds or investment vehicles that are advised, managed or sponsored by the investment manager of such EC Investor (if applicable) or any Affiliate thereof, in each case, so long as such Permitted Syndication does not result in any person other than such EC Investor or the subsidiaries that are wholly owned by such EC Investor and/or its Affiliates holding its Equity Shares; and (b) Management SPV may syndicate all of its Equity Commitment to Kathleen Chien, Dan WU and Dong CUI, each being an Management Continuing Shareholder (any such syndication contemplated by clause (a) or (b), a “Permitted Syndication”).

2.3.2	Equity Commitment Reductions.

(i)            Reduction due to Dissenting Shares. To the extent the EC Investors (after consulting in good faith with Recruit) determine, acting unanimously, that the aggregate equity investment to be made in Merger Sub by all of the EC Investors in connection with the Closing (the “Required Investment”) is less than the aggregate Equity Commitments of the EC Investors solely due to the exercise of dissenters’ rights by Dissenting Shareholders prior to the Closing, then the equity investment amount that each EC Investor invests in Merger Sub in connection with the Closing shall be proportionately reduced according to such EC Investor’s respective Equity Commitment; provided that the amount of each such EC Investor’s Equity Commitment not funded to Merger Sub at the Closing pursuant to this Section 2.3.2(i) shall be paid in full after the Closing by such EC Investor in accordance with the Shareholders Agreement; provided, further, that the number of the Equity Shares to be issued to such EC Investor at the Closing shall not be reduced due to such reduction in the amount of its equity investment in Merger Sub in connection with the Closing.

(ii)            Reduction due to Other Reasons. To the extent the EC Investors (after consulting in good faith with Recruit) determine, acting unanimously, that the Required Investment is less than the aggregate Equity Commitments of the EC Investors due to any reason other than as contemplated in Section 2.3.2(i), then, unless otherwise elected by the Requisite Investors (after consulting in good faith with Recruit), acting unanimously, the amount that each EC Investor invests in Merger Sub will be proportionately reduced according to the EC Investors’ respective Equity Commitments.

Section 2.4     Support Agreements. Merger Sub shall, at the direction of the Requisite Investors, enforce the provisions of each Support Agreement in accordance with the terms of the Merger Agreement and such Support Agreement. Each Investor shall (if it is a Continuing Shareholder) and shall cause each of its Affiliates that is a Continuing Shareholder (if any) to comply with such Continuing Shareholder’s obligations under the Support Agreement; provided, that no Continuing Shareholder or EC Investor shall have an independent right to enforce any Support Agreement against another Continuing Shareholder, other than as provided in the immediately preceding sentence.

Section 2.5     Guarantees. The Investors shall cooperate in defending any claim that the Guarantors are or any of them is liable to make payments under the Guarantees. Each Investor shall (if it is a Guarantor), and shall cause each of its Affiliates that is a Guarantor (if any) to contribute to the amount paid or payable by other Guarantors in respect of the Guarantees (other than any such payment made by a Guarantor solely arising from such Guarantor’s breach of its obligations under such Guarantor’s Guarantee, which amounts shall not be subject to this Section 2.5 and instead shall be subject to Section 2.9.3) so that each Guarantor will have paid an amount equal to the product of the aggregate amount paid under all of the Guarantees multiplied by a fraction of which the numerator is such Guarantor’s Cap (as defined in such Guarantor’s Guarantee) and the denominator is the sum of all Guarantors’ Caps (such fraction, expressed as a percentage, such Guarantor’s “LG Percentage”).

Section 2.6     Shareholders Agreement; Appointment of Directors.

2.6.1            Each Investor agrees to negotiate in good faith with the other Investors with respect to, and enter into (and/or cause its applicable Affiliate(s) holding Continuing Shares, Equity Shares and/or Surviving Company Shares to enter into) concurrently with the Closing, a Shareholders Agreement or other definitive agreements containing, customary terms including (and that are, subject to changes mutually agreed by the Requisite Investors, consistent with) the terms set forth on Exhibit C hereto. In the event that the Investors are unable to agree on the terms of the Shareholders Agreement, the terms set forth on Exhibit C hereto shall govern with respect to the matters set forth therein following the Closing and until such time as the Investors (and/or their respective Affiliates) enter into a Shareholders Agreement.

2.6.2            Prior to and until the Closing, the Founder, Recruit, DCP and Ocean Link shall each have the right to designate one director to the board of directors of Merger Sub (the “Merger Sub Board”) and the board of directors of OpCo (as defined below) (the “OpCo Board”), notwithstanding anything to the contrary in the articles of association of Merger Sub or OpCo, and each of the Merger Sub Board and the OpCo Board shall operate on the basis of unanimity and shall require the consent of all directors to take any action. Any Investor whose participation in the Transactions has been terminated shall (a) cause any person that it has designated as a director on the Merger Sub Board and/or the OpCo Board to resign from such position, (b) sell any equity interests it holds in Merger Sub to such entity for nominal consideration, and (c) automatically cease to have any control or governance rights, or any decision making authority, with respect to Merger Sub and OpCo.

Section 2.7     Consummation of the Transactions. In the event that the Closing Conditions are satisfied or validly waived (subject to the requirements in Section 2.1 and Section 2.2) and the Requisite Investors determine to close the Merger, the Requisite Investors may terminate the participation in the Transactions of any Investor that does not (or whose Affiliate does not) fulfil its Commitment or that asserts (or whose Affiliate asserts) in writing its or its Affiliate’s unwillingness to fulfil its Commitment (a “Failing Investor”); provided, that such termination shall not affect the rights of the Closing Investors (as defined below) or Merger Sub against such Failing Investor or its Affiliates, as applicable, with respect to such failure or declination to fulfil its Commitment, which rights shall be as provided in Section 3.4 and Section 3.5 (in addition to any rights of the Closing Investors or Merger Sub pursuant to any other agreement). In the event the Requisite Investors terminate a Failing Investor’s participation in the Transactions, (x) the amount of such Failing Investor’s Commitment shall first be offered to all EC Investors (other than any Failing Investor or any Affiliate of the foregoing) in proportion to their respective Equity Commitments; (y) if any EC Investor accepts less than all of such EC Investor’s pro rata portion of the Failing Investor’s Commitment after offer is made pursuant to clause (x) above, then the Requisite Investors may offer the remaining portion of such Failing Investor’s Commitment to all other Investors (other than any Failing Investor or any EC Investor who declines to accept its full pro rata portion of such Commitment, or any Affiliate of the foregoing) in such amounts as may be determined by the Requisite Investors; and (z) if there remains any outstanding portion of such Failing Investor’s Commitment after the offer is made pursuant to clause (y) above, then the Requisite Investors may offer such outstanding portion to new investors in such amounts as may be determined by the Requisite Investors. Notwithstanding anything to the contrary contained herein, from and after the time an Investor becomes a Failing Investor, the approval or consent of such Failing Investor shall not be required for any purpose under this Agreement; provided, any Failing Investor that participates in the Transactions as a result of the Closing Investors exercising their rights to seek specific performance pursuant to Section 3.4 shall no longer be deemed a Failing Investor and his, her or its approval or consent rights shall be restored, in each case as of the date such Failing Investor and its Affiliates fulfil their Commitment in full.

Section 2.8    Company Termination Fee and Expenses. Any Company Termination Fee paid by the Company or any of its Affiliates pursuant to Section 8.06(a) of the Merger Agreement, any Expenses paid by the Company or any of its Affiliates pursuant to Section 8.06(d) of the Merger Agreement and any other costs and expenses reimbursed by the Company or its Affiliates pursuant to Section 8.06(f) of the Merger Agreement or otherwise, after making adequate provisions for the payment or reimbursement of Consortium Transaction Expenses (as defined below) pursuant to Section 2.9 shall be promptly paid by Merger Sub to the Guarantors (other than any Guarantor that is or whose Affiliate is a Failing Investor at the time of termination of the Merger Agreement) or their respective designees in proportion of their respective LG Percentages, determined by excluding the Guarantor’s Cap of each Failing Investor.

Section 2.9     Expense Sharing.

2.9.1            Upon consummation of the Transactions and from time to time thereafter, the Surviving Company shall reimburse the Investors, the EC Investors and the Guarantors for, or pay on behalf of such persons, as the case may be, all of their out-of-pocket costs and expenses incurred in connection with the Transactions (“Consortium Transaction Expenses”), including, without limitation, (a) the reasonable fees, expenses and disbursements of (i) the Consortium Advisors, but excluding any fees, expenses and disbursements payable to any Investor Advisors unless such fees, expenses and disbursements of any Investor Advisors are agreed to in advance by the Requisite Investors and (ii) any banks and other financing sources (“Financing Banks”) and their advisors in connection with provision of debt financing (including any Alternative Financing) to support the Transactions (the “Debt Financing”) and (b) out-of-pocket costs and expenses incurred by any Investor or its Affiliates (other than Merger Sub, the Company and its subsidiaries) or the attorneys thereof in connection with defending, being a witness in or participating in an Action relating to or arising from the Transactions, including without limitation, responding to any subpoenas, regulatory requests or any other judicial or regulatory process or orders.

2.9.2            If the Merger Agreement is terminated prior to the Closing (and Section 2.9.3 does not apply), the Investors agree to share the Consortium Transaction Expenses incurred in connection with the Transactions in proportion to the aggregate monetary value of their and their Affiliates’ respective Commitments.

2.9.3            If the failure of the Transactions to be consummated prior to termination of the Merger Agreement results from the unilateral breach of this Agreement, any Support Agreement or any Equity Commitment Letter by one or more Investors (or his, her or its Affiliates), then the breaching Investor or Investors shall be responsible to pay the full amount of the Consortium Transaction Expenses and reimburse Merger Sub, each non-breaching Investor and the Affiliates of such non-breaching Investor (other than the Company and its subsidiaries), as the case may be, for the Merger Sub Termination Fee paid by Merger Sub pursuant to Section 8.06(b) of the Merger Agreement, any Expenses paid by Merger Sub pursuant to Section 8.06(c) of the Merger Agreement, any other costs and expenses paid by Merger Sub pursuant to Section 8.06(f) of the Merger Agreement, and all of their other out-of-pocket costs and expenses (including any amounts payable by the Guarantors in respect of the Guarantees) incurred in connection with the Transactions, including the reasonable fees, expenses and disbursements of Investor Advisors, without prejudice to any claims, rights and remedies otherwise available to such non-breaching Investor and its Affiliates.

2.9.4          The obligations pursuant to this Section 2.9 shall remain in full force and effect whether or not the Merger is consummated, and shall survive the termination of the other terms of this Agreement in accordance with Section 3.1.

Section 2.10     Notice of Closing; Notices. Merger Sub shall use its commercially reasonable efforts to provide each Investor with at least five (5) days’ prior notice of the Closing Date under the Merger Agreement; provided that the failure to provide such notice shall not relieve an Investor or its Affiliates of their obligations under this Agreement, the Equity Commitment Letters, the Guarantees or the Support Agreement, as applicable. Any notices received by Merger Sub pursuant to Section 9.02 of the Merger Agreement shall be promptly provided by Merger Sub to each Investor at the address set forth in such Investor’s (or its Affiliate’s) Equity Commitment Letter or Support Agreement. All other notices and communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail or on the next business day if transmitted by international overnight courier, in each case, to the respective parties hereto at the address for each party set forth in such party’s (or its Affiliate’s) Equity Commitment Letter or Support Agreement.

Section 2.11     Representations and Warranties; Covenants.

2.11.1         Each Investor hereby represents and warrants to the other Investors that it has not entered into any agreement, arrangement or understanding with any other Investor, any other potential investor, group of investors, or the Company with respect to the subject matter of this Agreement and the Merger Agreement, other than the agreements expressly contemplated by this Agreement (including exhibits), the Support Agreements and the Merger Agreement or a Permitted Syndication.

2.11.2         Until this Agreement is terminated pursuant to Section 3.1, without the prior approval of the Requisite Investors and other than in connection with a Permitted Syndication, no Investor shall, and each Investor shall cause its Affiliates not to, enter into any agreement, arrangement or understanding or have discussions with any other potential investor or acquirer, group of investors or acquirors, or the Company or any of its Representatives with respect to the subject matter of this Agreement and the Merger Agreement or any other similar transaction involving the Company; provided, that this Section 2.11.2 shall not limit or restrict the Founder or any Representative of Recruit on the Company Board in acting in his or her capacity as an officer and/or a director of the Company (and not in his or her capacity as a Representative of a shareholder or its Affiliate) and exercising his or her fiduciary duties and responsibilities in his or her capacity as such; provided, further, that notwithstanding anything to the contrary in this Agreement and irrespective of when this Agreement is terminated pursuant to Section 3.1, this Section 2.11.2 shall apply to an Investor that is a Failing Investor for a period of one year following such Investor becoming a Failing Investor. Notwithstanding anything to the contrary in this Section 2.11.2, (a) the Founder shall be permitted to take any action permitted by Section 6.04 of the Merger Agreement to the extent he is acting in his capacity as a Representative of the Company and (b) to the extent (i) the Company, the Company Board or the Special Committee specifically requests that the Founder or a Representative of Recruit on the Company Board cooperate in respect of a bona fide written proposal or offer regarding a Competing Transaction that was not made, sought, initiated, solicited, knowingly encouraged, knowingly facilitated or joined by the Founder or Recruit, respectively, or their respective Affiliates, and (ii) the Company or its Representatives are permitted to take such action by Section 6.04 of the Merger Agreement, the Founder or such Representative of Recruit, respectively, may provide such cooperation.

2.11.3         Merger Sub hereby represents and warrants to each of the Investors that it was formed solely for purposes of engaging in the Transactions and has not conducted any business prior to the date hereof, and has no, and prior to the Effective Time, will have no, assets (other than equity interests in OpCo), liabilities or obligations of any nature other than pursuant to the Debt Commitment Letter or definitive documentation relating to the Debt Financing and those incident to its formation and capitalization pursuant to the Merger Agreement and the Transactions. Each Investor hereby represents, warrants and covenants to the other Investors that it has not, and prior to the Effective Time, will not, cause Merger Sub to take any action inconsistent with the representations and warranties of Merger Sub in this Section 2.11.3.

2.11.4         Merger Sub hereby represents, warrants and covenants to each of the Investors that it has not entered, and prior to the Closing will not enter, into any agreement, arrangement or understanding of any kind with any person that grants a person: (a) the right to purchase a different class of security than that being purchased by the EC Investors or their Affiliates in accordance with the terms of the Equity Commitment Letters, (b) the right to purchase the same class of security as that being purchased by the EC Investors or their Affiliates in accordance with the Equity Commitment Letters, but at a lower price than pursuant thereto, or (c) any other right not provided to such persons herein, except, in all cases, agreements or arrangements entered into by Merger Sub with the consent of the Requisite Investors.

2.11.5          Each Investor hereby represents, warrants and undertakes to the other Investors that (a) except as disclosed in writing to the other Investors, to the best of such Investor’s knowledge, none of the direct or indirect shareholders and/or beneficiaries of such Investor or its Affiliate (if such Affiliate is an EC Investor or a Continuing Shareholder) is an entity fully or partially funded by capital raised through investment products, derivative products or wealth management products, crowd funding and/or other similarly structured investment syndication arrangements (collectively, “Investment Syndication Arrangements”) for purposes of investing in the Company from persons that are not Affiliated with such Investor, and (b) unless as agreed by the Requisite Investors in writing, an entity fully or partially funded by capital raised through Investment Syndication Arrangements for purposes of investing in the Company from persons that are not Affiliated with such Investor may not become a direct or indirect shareholder and/or beneficiary of such Investor or its Affiliate (if such Affiliate is an EC Investor or a Continuing Shareholder); except, in each case, that the Investors and their Affiliates may be investment funds and invest capital on behalf of direct or indirect investors and that nothing herein will limit the investment activities of the Investors or their Affiliates or any Permitted Syndications.

Section 2.12     PR Coordination. No announcements or other public statement regarding the subject matter of this Agreement shall be issued or made by Merger Sub or any Investor or any of their respective Affiliates and Representatives without the prior written consent of the Requisite Investors, which consent shall not be unreasonably withheld, delayed or conditioned, except to the extent that any such announcements or statements are required by applicable Law, a court of competent jurisdiction, a regulatory body or securities exchange, and then only after the form and terms of such announcements or statements have been notified to the Requisite Investors and the Requisite Investors have had a reasonable opportunity to comment thereon, in each case to the extent reasonably practicable. Notwithstanding the foregoing, each Investor may make any Schedule 13D filings, or amendments thereto, in respect of the Company that such Investor reasonably believes is required under applicable Law without the prior written consent of the other Investors, provided that each such Investor shall coordinate with the other Investors in good faith regarding the content and timing of such filings or amendments in connection with the Transactions.

Section 2.13     Confidentiality. Except as permitted under this Section 2.13 or Section 2.14, each Investor (the “Recipient”) shall not, and shall direct his, her or its Affiliates and the Representatives of the foregoing not to, disclose any Confidential Information obtained from a disclosing Investor without the prior written consent of such disclosing Investor; provided that the Recipient may disclose any Confidential Information to persons in connection with a Permitted Syndication and to any of his, her or its Affiliates and any of the Representatives of the foregoing who, in each case, (prior to such disclosure) have agreed with the Recipient to maintain the confidentiality of such Confidential Information as set out herein or are otherwise bound by applicable law or rules of professional conduct to keep such information confidential. Each Investor shall not and shall direct his, her or its Affiliates and the Representatives of the foregoing to whom Confidential Information is disclosed not to, use any Confidential Information for any purpose other than exclusively for purposes of this Agreement or the Transaction.

Section 2.14     Permitted Disclosures. An Investor may make disclosures of Confidential Information (a) if required by applicable Laws or the rules and regulations of any securities exchange or Governmental Authority of competent jurisdiction over an Investor, but only after the form and terms of such disclosure have been provided to the other Investors and the other Investors have had a reasonable opportunity to comment thereon, in each case to the extent legally permissible and reasonably practicable; or (b) if the information is publicly available other than through a breach of this Agreement by such Investor, any of his, her or its Affiliates or any of the Representatives of the foregoing.

Section 2.15     Debt Financing.

2.15.1          Merger Sub shall, at the direction of the Requisite Investors, negotiate, enter into and borrow under the definitive documentation relating to the Debt Financing. The Requisite Investors shall be the primary negotiators on behalf of the Investors regarding the terms of the definitive documentation relating to the Debt Financing. Notwithstanding the foregoing, Merger Sub shall not, and the Requisite Investors shall not permit Merger Sub to, enter into or borrow under any agreement in connection with Debt Financing on terms that are materially adverse to Merger Sub or the Investors compared to the terms set out in the Debt Commitment Letter, unless such agreement or borrowing has been approved by each Investor. The Investors shall work together and cooperate in good faith in connection with arranging and negotiating the full documentation relating to the Debt Financing. Each Investor shall provide such assistance in connection with arranging and negotiating the full documentation relating to the Debt Financing as may be reasonably requested by the Requisite Investors.

2.15.2          To the extent legally permissible, each Investor shall furnish the Financing Banks, as promptly as reasonably practicable, with financial and know-your-client information and execute and deliver such financing documents, corporate authorization documents, certificates and other supporting documentation as are reasonably or customarily requested by the Financing Banks in connection with the Debt Financing, subject to appropriate confidentiality undertakings satisfactory to each Investor. In addition, each Investor shall use reasonable best efforts, to the extent legally permissible, to furnish the Financing Banks with information reasonably or customarily requested (and in such Investor’s possession) by the Financing Banks regarding the financial condition, business, operations and assets of the Company, in order for the Financing Banks to evaluate the Company and the terms of the Debt Financing. Each Investor further agrees to reasonably assist in providing information required for the preparation of materials for the Financing Banks, including information memoranda and similar documents required in connection with the Debt Financing. For the avoidance of doubt, the obligations of the Investors under this Section 2.15.2 shall be subject to the fiduciary duties and other obligations of the Investors under applicable Laws.

2.15.3            Each Investor shall or shall cause its, his or her Affiliates (to the extent that any of such Affiliates is or will be a direct shareholder of the Surviving Company as at the Effective Time) to grant security over all of the shares in the Surviving Company held by such person(s) with effect from the Effective Time (each a “Surviving Company Share Pledge Agreement”) in form and substance acceptable to the Financing Banks and deliver all instruments and documents and do all acts and things as the Financing Banks may reasonably require pursuant to the terms of the Surviving Company Share Pledge Agreement or to give effect to the transactions contemplated thereby after the Effective Time.

Section 2.16     Approvals.

2.16.1          Subject in all respects to the limitations in the Merger Agreement (including those set forth in Section 6.08(c) thereof), each Investor shall use reasonable best efforts and provide all cooperation as may be reasonably requested by the Requisite Investors to obtain all applicable governmental, statutory, regulatory or other approvals, licenses, waivers or exemptions required or, in the reasonable opinion of the Requisite Investors, desirable for the consummation of the Transactions; provided, however, that notwithstanding anything to the contrary in this Agreement, no Requisite Investor is under any obligation to agree to any change to the terms of the Shareholders Agreement set forth on Exhibit C hereto that is adverse to such Investor without such Investor’s written consent.

2.16.2          Each Continuing Shareholder other than Recruit that is a party hereto shall use its, his or her commercially reasonable efforts to complete, prior to the Closing, all necessary reporting, filing, registration, notification or similar procedures required to be completed by such person under SAFE Circular 37 and the Measures for the Administrative Measures for Outbound Investment by Enterprises (effective as of March 1, 2018 and promulgated by the National Development and Reform Commission of the PRC) in connection with the consummation of the Transactions, in each case to the extent legally required and not previously completed.

Section 2.17     Required Information. Each Investor, on behalf of itself and its Affiliates, agrees to promptly provide to Merger Sub (consistent with the timing required by the Merger Agreement or applicable Law, as applicable) any information regarding such Investor (or its Affiliates) that Merger Sub (at the direction of the Requisite Investors) reasonably determines upon the advice of outside legal counsel is required to be included in (i) the Proxy Statement, (ii) the Schedule 13E-3 or (iii) any other filing or notification with any Governmental Authority in connection with the Transactions, including the Merger, this Agreement, the Equity Commitment Letters, the Guarantees, the Support Agreements or any other agreement or arrangement to which it (or any of its Affiliates) is a party relating to the Transactions. Each Investor shall reasonably cooperate with Merger Sub in connection with the preparation of the foregoing documents to the extent such documents relate to such Investor (or any of its Affiliates). Each Investor agrees to permit the Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in accordance therewith), its and its respective Affiliates’ identity and beneficial ownership of Shares, ADSs or other equity securities of the Company and the nature of such party’s commitments, arrangements and understandings under this Agreement, the Equity Commitment Letters, the Guarantees, the Support Agreements or any other agreement or arrangement to which it (or any of its Affiliates) is a party relating to the Transactions (including a copy thereof), to the extent required by applicable Law or the SEC (or its staff). Prior to the filing of the Schedule 13E-3 or the filing or mailing the Proxy Statement (or in each case, any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, Merger Sub shall (i) provide each Investor with a reasonable period of time to review and comment on such document or response and (ii) consider in good faith all additions, deletions or changes reasonably proposed by each Investor in good faith. Each Investor hereby represents and warrants to Merger Sub and the Requisite Investors as to itself and its Affiliates, as applicable, that, solely with respect to any information supplied by such Investor or its Affiliates in writing pursuant to this Section 2.17, none of such information contained or incorporated by reference in the Proxy Statement will at the time of the mailing of the Proxy Statement to the shareholders of the Company, at the time of the Shareholders’ Meeting, or at the time of any amendments thereof or supplements thereto, and none of such information supplied or to be supplied by such Investor or its Affiliates for inclusion or incorporation by reference in the Schedule 13E-3 to be filed with the SEC concurrently with each filing of the Proxy Statement will, at the time of such filing with the SEC, or at the time of filing with the SEC of any amendments thereof or supplements thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If required under applicable Law or requested by applicable Governmental Authorities following the time that all of the relevant facts and circumstances of the involvement of an Investor (and its Affiliates) in the Transactions are provided to such Governmental Authorities and such Investor has had a reasonable amount of time (taking into consideration the status of the applicable Governmental Authority’s clearance of other related documents and filings relating to the Transactions, such as the Proxy Statement) to present and explain its positions with the applicable Governmental Authority, such Investor agrees to join (and to cause its Affiliates to join) as a filing party to any Schedule 13E-3 filing discussed in the preceding sentence.

Section 2.18     Management SPV. During the period beginning on the date of this Agreement and ending on the termination of this Agreement in accordance with its terms, Management SPV shall be controlled by the Founder. No later than ten (10) Business Days prior to the date proposed for the Closing (as notified by Merger Sub pursuant to Section 2.10), Management SPV shall provide documents in form and substance reasonably satisfactory to the Requisite Investors evidencing availability of US$ funds in an offshore bank account within the control of Management SPV in an amount sufficient to fulfil the Equity Commitment of Management SPV.

Section 2.19     Post-Closing Contribution.

2.19.1          Promptly following the date of this Agreement, (i) Merger Sub shall procure that a new exempted company with limited liability, wholly-owned by Merger Sub, is formed under the Laws of the Cayman Islands (“OpCo”), and (ii) the Investors shall negotiate in good faith with respect to a mutually satisfactory contribution agreement (the “Contribution Agreement”) pursuant to which the Surviving Company will contribute all of its equity interests in Lagou Information Limited, 51net HR, 51net Beijing and 51net.com Inc. to OpCo following the Effective Time (the “Contribution”).

2.19.2          Prior to the Contribution Closing (as defined below), Merger Sub (and, following the Effective Time, the Surviving Company) shall procure that OpCo remains wholly-owned by Merger Sub and does not conduct any business or have any assets, liabilities or obligations of any nature, other than pursuant to the Contribution Agreement and those incident to its formation and capitalization. Merger Sub shall, and shall cause OpCo to, duly execute and deliver the Contribution Agreement at or prior to the Effective Time at the direction of the Requisite Investors.

2.19.3          On the first (1st) Business Day following the Effective Time, the Surviving Company shall, and shall cause OpCo to, consummate the Contribution in accordance with the Contribution Agreement (the “Contribution Closing”).

2.19.4          On or before the Contribution Closing, the Surviving Company shall (i) grant security over all of the shares in OpCo held by the Surviving Company (the “OpCo Share Pledge Agreement”) in form and substance acceptable to the Financing Banks and deliver all instruments and documents and do all acts and things as the Financing Banks may reasonably require pursuant to the terms of the OpCo Share Pledge Agreement or to give effect to the transactions contemplated thereby, and (ii) cause OpCo to execute and deliver a deed of guarantee (the “OpCo Deed of Guarantee”) in form and substance acceptable to the Financing Banks and do all acts and things as the Financing Banks may reasonably require pursuant to the terms of the OpCo Deed of Guarantee or to give effect to the transactions contemplated thereby. The Surviving Company shall, and shall cause OpCo to, deliver all instruments and documents and do all acts and things as the Requisite Investors may reasonably require as evidence that all security granted over the shares in the Surviving Company pursuant to the Surviving Company Share Pledge Agreements is released concurrently with and automatically upon the Contribution Closing (the “Investor Release”).

2.19.5          The Requisite Investors shall cause the Surviving Company and OpCo to effect the Contribution Closing, the execution of the OpCo Share Pledge Agreement and OpCo Deed of Guarantee, and the Investor Release as promptly as practicable (and in any event no later than the second (2nd) Business Day following the Effective Time).

Section 2.20     Subsequent Share Repurchases.

2.20.1          Subject to the terms and conditions set forth in this Agreement:

(i)            each EC Investor (other than New Founder Holdco) agrees to receive at the Subsequent EC Investor Share Repurchase Closing (as defined below), in consideration for the repurchase by the Surviving Company of each Continuing Share held by such EC Investor immediately following the Effective Time, one (1) validly issued, fully paid and non-assessable class A ordinary share, par value US$0.0001 (or such other amount as the Requisite Investors may agree) per share, of the Surviving Company (each, a “Surviving Company Class A Share”, and collectively, the “Surviving Company Class A Shares”); and

(ii)            New Founder Holdco agrees to receive at the Subsequent EC Investor Share Repurchase Closing, in consideration for the repurchase by the Surviving Company of each Continuing Share held by New Founder Holdco immediately following the Effective Time, one (1) validly issued, fully paid and non-assessable class B ordinary share, par value US$0.0001 (or such other amount as the Requisite Investors may agree) per share, of the Surviving Company (each, a “Surviving Company Class B Share”, and collectively, the “Surviving Company Class B Shares”) (such transactions contemplated by this Section 2.20.1, the “Subsequent EC Investor Share Repurchase”).

2.20.2    The closing of the Subsequent EC Investor Share Repurchase (the “Subsequent EC Investor Share Repurchase Closing”) shall take place remotely via the electronic exchange of documents and signatures by facsimile or email (in PDF format) immediately following the Effective Time, or at such other time and place as the Surviving Company and the EC Investors shall mutually agree in writing.

2.20.3    At the Subsequent EC Investor Share Repurchase Closing, each EC Investor shall deliver, or cause to be delivered, to the Surviving Company:

(i)            an instrument of transfer with respect to transferring the Continuing Shares held by such EC Investor to the Surviving Company, duly executed by such EC Investor, together with any share certificate(s) in respect of such Continuing Shares (if applicable);

(ii)            a counterpart of any action by written consent, duly executed by such EC Investor, approving any required amendment to the memorandum and articles of association of the Surviving Company to authorize the issuance of Surviving Company Class A Shares or Surviving Company Class B Shares (as applicable); and

(iii)          all such other documents and instruments, if any, that are mutually determined by such EC Investor and the Surviving Company to be necessary to effectuate the Subsequent EC Investor Share Repurchase.

2.20.4    At the Subsequent EC Investor Share Repurchase Closing, the Surviving Company shall deliver, or cause to be delivered, to each EC Investor:

(i)            a copy of written resolutions of the board of directors of the Surviving Company authorizing (A) any required amendment to the memorandum and articles of association and share capital of the Surviving Company to authorize the issuance of Surviving Company Class A Shares and Surviving Company Class B Shares and (B) the repurchase and cancellation of the Continuing Shares from the EC Investors and the issuance of Surviving Company Class A Shares or Surviving Company Class B Shares (as applicable) to the EC Investors as consideration therefor;

(ii)           a counterpart of any action by written consent, duly executed by each shareholder of the Surviving Company (other than such EC Investor), approving any required amendment to the memorandum and articles of association and share capital of the Surviving Company to authorize the issuance of Surviving Company Class A Shares and Surviving Company Class B Shares;

(iii)          a certified true copy of the Surviving Company’s updated register of members reflecting (A) the repurchase by the Surviving Company and cancellation of the Continuing Shares held by such EC Investor and (B) such EC Investor as the registered member holding the Surviving Company Class A Shares or Surviving Company Class B Shares (as applicable) issued as consideration therefor;

(iv)          a scanned copy of the share certificate issued to such Investor representing its Surviving Company Class A Shares or Surviving Company Class B Shares (as applicable), with the original thereof to be delivered to such EC Investor as promptly as practicable but in any event within five (5) Business Days thereafter; and

(v)           all such other documents and instruments, if any, that are mutually determined by such EC Investor and the Surviving Company to be necessary to effectuate the Subsequent EC Investor Share Repurchase.

2.20.5    Unless otherwise agreed by an EC Investor and the Surviving Company, all actions at the Subsequent EC Investor Share Repurchase Closing with respect to such EC Investor are inter-dependent and will be deemed to take place simultaneously and no action will be deemed to have taken place until all such actions under this Agreement due to be made at the Subsequent EC Investor Share Repurchase Closing with respect to such EC Investor have been made in accordance with this Agreement.

2.20.6    The Surviving Company shall execute and deliver all consents and other documents and do all acts and things as may be reasonably required to give effect to and consummate the Subsequent EC Investor Share Repurchase, the Subsequent Management Share Repurchase (as defined in the Management Support Agreement), the Subsequent Recruit Share Repurchase (as defined in the Recruit Support Agreement), and the Subsequent Founder Share Repurchase (as defined in the Recruit Support Agreement) (collectively, the “Subsequent Share Repurchases”), in each case, as contemplated by and in accordance with this Section 2.20, the Management Support Agreement and the Recruit Support Agreement, as applicable. The Surviving Company shall execute and deliver all consents and other documents and do all acts and things as may be reasonably required to give effect to and consummate each of the Subsequent Share Repurchases (other than the Subsequent Founder Share Repurchase) simultaneously.

2.20.7   Each Investor shall or shall cause its, his or her Affiliates (to the extent that any of such Affiliates is or will be a direct shareholder of the Surviving Company from and after the Effective Time) to, and shall cause any director of the Surviving Company designated by such Investor or Affiliate to, in each case, deliver all consents and other documents and do all acts and things as may be reasonably required to give effect to and implement the Subsequent Share Repurchases, in each case, as contemplated by and in accordance with this Section 2.20, the Management Support Agreement and the Recruit Support Agreement, as applicable.

3.           MISCELLANEOUS

Section 3.1     Effectiveness. This Agreement shall become effective on the date hereof and shall terminate (except with respect to Section 2.7, Section 2.8, Section 2.9, Section 2.11.2 (solely to the extent such provision contemplates survival following termination), Section 2.15.3 and Section 3 which shall remain in effect indefinitely and Section 2.12, Section 2.13 and Section 2.14 which shall remain in effect until the date which is twelve (12) months after the termination of this Agreement) upon the earlier of the Effective Time and the termination of the Merger Agreement pursuant to Article VIII thereof; provided that (i) Section 2.6.1 shall remain in effect if this Agreement is terminated upon the Effective Time until a Shareholders Agreement or other definitive agreement containing customary terms including (and that are, subject to mutually agreed changes, consistent with) the terms set forth on Exhibit C hereto is duly executed by the Investors (and/or their respective Affiliates) in accordance with Section 2.6.1, (ii) Section 2.19 shall remain in effect if this Agreement is terminated upon the Effective Time until the completion of the Contribution and the Investor Release, and (iii) Section 2.20 shall remain in effect if this Agreement is terminated upon the Effective Time until the completion of the Subsequent Share Repurchases; provided, further, that any liability for failure to comply with the terms of this Agreement shall survive such termination.

Section 3.2        Amendment; Waivers. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by each Investor. No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Investor against whom the enforcement of such waiver, discharge or termination is sought. No failure or delay by any Investor in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 3.3       Severability. If any provision of this Agreement is held to be invalid or unenforceable for any reason, it shall be adjusted rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, the invalidity or unenforceability of any provision of this Agreement in any jurisdiction shall not affect the validity or enforceability of the remainder of this Agreement in that jurisdiction or the validity or enforceability of this Agreement, including that provision, in any other jurisdiction.

Section 3.4      Remedies. The parties hereto agree that, except as provided herein, this Agreement will be enforceable by all available remedies at law or in equity (including, without limitation, specific performance), provided that this Agreement may only be enforced against an Investor by Merger Sub, acting at the direction of the Requisite Investors. In the event that Merger Sub determines to enforce the provisions of the Equity Commitment Letters or the Support Agreements, in each case, in accordance with this Agreement, and the Requisite Investors are prepared to (a) cause Merger Sub to consummate the Merger in accordance with this Agreement, (b) fulfill their (or their Affiliates’) obligations under the Support Agreements and (c) fulfill their (or their Affiliates’) Commitments immediately prior to the Closing, as evidenced in writing to the other Investors (the Investors who are so prepared, the “Closing Investors”), but one or more EC Investors or Continuing Shareholders fails to fulfil its (or cause to be fulfilled its Affiliates’) Commitment or provides written notice that it or its Affiliates will not fulfil its or their Commitment, or fails to fulfill its (or its Affiliates’) obligations under the applicable Support Agreement or provides written notice that it (or its Affiliates) will not fulfill its or their obligations under the applicable Support Agreement, as applicable, the parties hereto agree that the Closing Investors shall be entitled, in their discretion, to either (i) specific performance of the terms of this Agreement and the Equity Commitment Letters or the Support Agreements, as applicable, together with any costs of enforcement incurred by the Closing Investors in seeking to enforce such remedy or (ii) payment by the Failing Investors in an amount equal to the aggregate damages (including any amounts payable by the Guarantors in respect of the Guarantees) incurred by such Closing Investors and their Affiliates that are EC Investors, Continuing Shareholders or Guarantors. If Merger Sub, acting at the direction of the Requisite Investors, determines to enforce the remedy described in the preceding sentence against any Failing Investor, it must do so against all Failing Investors. If there are multiple Failing Investors, each Failing Investor’s portion of the total obligations hereunder shall be the amount equal to the product of (x) the amounts due from all Failing Investors hereunder (including the value of any Continuing Shares) multiplied by (y) a fraction of which the numerator is such Failing Investor’s and its Affiliates’ Commitment and the denominator is the sum of all Failing Investors’ and their Affiliates’ Commitments.

Section 3.5        No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement, and notwithstanding the fact that certain of the Investors may be partnerships, limited liability companies, corporations or other entities, Merger Sub and each Investor covenants, agrees and acknowledges that no recourse under this Agreement or any documents or instruments delivered in connection with this Agreement shall be had against and no personal liability shall attach to, any former, current or future direct or indirect holder of any equity, general or limited partnership or limited liability company interest, controlling person, management company, portfolio company, incorporator, director, officer, employee, agent, advisor, attorney, representative, Affiliate (other than any permitted assignee under Section 3.10), members, managers, general or limited partners, shareholders, stockholders, representatives, successors or assignees of any Investor or any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, attorneys, representatives, Affiliates (other than any permitted assignee under Section 3.10), members, managers, general or limited partners, shareholders, stockholders, successors or assignees of any of the foregoing, as such, whether by the enforcement of any assessment or by any legal or equitable proceeding, or by virtue of any statute, regulation or other applicable Law, for any obligation of any Investor or its Affiliates under this Agreement or any documents or instruments delivered in connection with this Agreement for any claim based on, in respect of or by reason of such obligations or their creation (in each case other than against parties to this Agreement or such other document or instrument as expressly provided therein).

Section 3.6         Governing Law; Jurisdiction.

3.6.1    This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without giving effect to any choice of law or conflict of law rules or provisions that would cause the application of the laws of any jurisdiction other than the State of New York.

3.6.2    Any disputes, actions and proceedings against any party hereto or arising out of or in any way relating to this Agreement shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the Arbitration Rules of HKIAC in force at the relevant time and as may be amended by this Section 3.6.2 (the “Rules”). The place of arbitration shall be Hong Kong. The official language of the arbitration shall be English and the tribunal shall consist of three arbitrators (each, an “Arbitrator”). The claimant(s), irrespective of number, shall nominate jointly one Arbitrator; the respondent(s), irrespective of number, shall nominate jointly one Arbitrator; and a third Arbitrator will be nominated jointly by the first two Arbitrators and shall serve as chairman of the arbitration tribunal. In the event the claimant(s) or respondent(s) or the first two Arbitrators shall fail to nominate or agree the joint nomination of an Arbitrator or the third Arbitrator within the time limits specified by the Rules, such Arbitrator shall be appointed promptly by the HKIAC. The arbitration tribunal shall have no authority to award punitive or other punitive−type damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

3.6.3      Notwithstanding the foregoing, the parties hereto hereby consent to and agree that in addition to any recourse to arbitration as set out in Section 3.6.2, any party may, to the extent permitted under the laws of the jurisdiction where application is made, seek an interim injunction from a court or other authority with competent jurisdiction and, notwithstanding that this Agreement is governed by the laws of the State of New York, a court or authority hearing an application for injunctive relief may apply the procedural law of the jurisdiction where the court or other authority is located in determining whether to grant the interim injunction.

3.6.4      Each of the parties hereto irrevocably consents to service of process in the manner provided for notices in Section 9.02 of the Merger Agreement and in the case of each Investor at the address set forth in such Investor’s Equity Commitment Letter or Support Agreement. Nothing in this Agreement will affect the right of any party to serve process in any other manner permitted by Law.

Section 3.7         Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE MERGER AND OTHER TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS Section 3.7.

Section 3.8          Exercise of Rights and Remedies.

3.8.1     Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party hereto will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by Law or equity upon such party, and the exercise by a party hereto of any one remedy will not preclude the exercise of any other remedy.

3.8.2     The parties hereto acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached, and that money damages alone would not be an adequate remedy for such damages from any actual or threatened breach of this Agreement. Except as set forth in this Section 3.8, including the limitations set forth in Section 3.8.2, each party shall be entitled to specific performance or injunctive or other equitable relief (without posting a bond or other security) to enforce or prevent any violations of any provision of this Agreement, in addition to all other rights and remedies available at law or in equity to such party, including the right to claim money damages for breach of any provision of this Agreement. All rights, powers, and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise or beginning of the exercise of any thereof by a party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by a party.

3.8.3      The parties’ right of specific enforcement is an integral part of the transactions contemplated hereby and each party hereby waives any objections to the grant of the equitable remedy of specific performance to prevent or restrain breaches of this Agreement by any other party hereto (including any objection on the basis that there is an adequate remedy at law or that an award of specific performance is not an appropriate remedy for any reason at law or equity), and each party hereto shall be entitled to an injunction or injunctions and to specifically enforce the terms and provisions of this Agreement to prevent or restrain breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such party under this Agreement all in accordance with the terms of this Section 3.8. In the event any party hereto seeks an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, such party shall not be required to provide any bond or other security in connection with such order or injunction all in accordance with the terms of this Section 3.8.

Section 3.9         Other Agreements. This Agreement and the agreements referenced herein constitutes the entire agreement, and supersedes all prior agreements, understandings, negotiations and statements, both written and oral, among the parties hereto or any of their Affiliates with respect to the subject matter contained herein except for such other agreements as are referenced herein which shall continue in full force and effect in accordance with their terms. In the event of any conflict between the provisions of this Agreement and the provisions of such other agreements as are referenced herein (including, for the avoidance of doubt, any provisions of the Equity Commitment Letters or the Guarantees), the provisions of this Agreement shall prevail.

Section 3.10     Assignment; No Third-Party Beneficiaries. Other than as provided herein, this Agreement and the rights, interests and obligations of each party hereunder shall not be assigned by any of the parties hereto (whether by operation of Law or otherwise) without the prior consent of the other parties, and any purported assignment in contravention hereof shall be null and void ab initio; provided that each party may assign its rights and obligations under this Agreement, in whole or in part, to an Affiliate of such party. Each party agrees that it will remain bound and liable under this Agreement after such assignment to its Affiliates. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, legal representatives and permitted assigns of the parties. Nothing in this Agreement, express or implied, shall be construed as giving any person, other than the parties and their heirs, successors, legal representatives and permitted assigns any right, remedy, obligation, liability or claim under or in respect of this Agreement or any provision hereof.

Section 3.11       No Presumption Against Drafting Party. Each of the parties to this Agreement acknowledges that it has been represented by independent counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of Law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 3.12       Interpretation. When a reference is made in this Agreement to a Section or Article such reference shall be to a Section or Article of this Agreement unless otherwise indicated. The headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word “including” and words of similar import when used in this Agreement will mean “including, without limitation”, unless otherwise specified. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein. References to a person are also to its permitted successors and assigns. References to clauses without a cross-reference to a Section or subsection are references to clauses within the same Section or, if more specific, subsection. References from or through any date shall mean, unless otherwise specified, from and including or through and including, respectively. The symbol “US$” refers to United States Dollars. The word “extent” in the phrase “to the extent” means the degree to which a subject or other thing extends and such phrase shall not mean simply “if”. References to “day” shall mean a calendar day unless otherwise indicated as a “Business Day”. For the avoidance of doubt, references to “Merger Sub” shall, from and after the Effective Time, mean the Surviving Company, as the successor to Merger Sub and the surviving company (as defined in the CICA) in the Merger.

Section 3.13      Counterparts. This Agreement may be executed in counterparts and all counterparts taken together shall constitute one document. E-mailed copies of signatures shall be deemed to be originals for purposes of the effectiveness of this Agreement.

[Signature pages follow]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

RICK YAN

/s/ Rick Yan

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

RY HOLDINGS INC.

By:	/s/ Rick Yan
	Name:	Rick Yan
	Title:	Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

RY ELEVATE INC.

By:	/s/ Rick Yan
	Name:	Rick Yan
	Title:	Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

RECRUIT HOLDINGS CO., LTD.

By:	/s/ Hisayuki Idekoba
	Name:	Hisayuki Idekoba
	Title:	Representative Director, CEO

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

ORIENTAL POPPY LIMITED

By:	/s/ Julian Juul Wolhardt
	Name:	Julian Juul Wolhardt
	Title:	Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

OCEAN ASCEND LIMITED

By:	/s/ Tianyi Jiang
	Name:	Tianyi Jiang
	Title:	Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

51 Elevate Limited

By:	/s/ Rick Yan
	Name:	Rick Yan
	Title:	Director

[Signature Page to Interim Investors Agreement]

In witness whereof, each of the undersigned has duly executed this Agreement as of the date first written above.

GARNET FAITH LIMITED

By:	/s/ Julian Juul Wolhardt
	Name:	Julian Juul Wolhardt
	Title:	Director

[Signature Page to Interim Investors Agreement]